Exhibit 99.1


                   Badger Meter Reports Third Quarter Results;
                Announces Decision to Close Its French Subsidiary


     MILWAUKEE--(BUSINESS WIRE)--Oct. 17, 2006--Badger Meter, Inc. (AMEX:BMI) today announced results for the third quarter and nine months ended September 30, 2006. The company also announced plans to close its subsidiary in Nancy, France. The shutdown is expected to result in total after-tax charges of approximately $6 to $8 million, of which $3.7 million was recognized in the third quarter.

     Third Quarter Highlights

     -- Net sales were a record $62,980,000 for the third quarter of 2006, a 16.2% increase from sales of $54,194,000 for the same period in 2005.

     -- The company reported a net loss of $519,000 for the third quarter of 2006, compared to net earnings of $3,811,000 for the comparable prior period. This decrease was due principally to shutdown charges related to the French subsidiary and the continuing impact of high metal costs.

     -- The net loss per share was $0.04 for the third quarter of 2006, compared to net earnings of $0.27 per diluted share for the third quarter of 2005.

     -- Per share amounts have been restated to reflect a 2-for-1 stock split on June 15, 2006 in the form of a 100% stock dividend.

     Nine Months Highlights

     -- Net sales for the first nine months of 2006 were $186,421,000, a 12.3% percent increase from sales of $166,058,000 for the same period in 2005.

     -- Net earnings were $7,761,000 for the first three quarters of 2006, a 32.7% decrease from earnings of $11,526,000 for the comparable prior period. This decrease was principally due to shutdown charges related to the French subsidiary and the continuing impact of high metal costs.

     -- Diluted earnings per share were $0.55 for the first nine months of 2006, a 32.9% decrease from earnings of $0.82 per diluted share for the first nine months of 2005.

     Operations Review

     "Revenues set a new record for the third quarter. We achieved double-digit increases in sales of automatic meter reading (AMR) products, with continuing strong sales of our Orion(R) proprietary mobile radio frequency AMR system driving this performance. Sales of commercial products for the utility market also increased at double-digit rates and sales of industrial products increased for the quarter. The industrial product sales were boosted by the positive customer response to the introduction of our new line of Magnetoflow(R) meters," said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

     "Excluding shutdown charges of $3,742,000 or $0.26 per diluted share related to the French operations, we earned $3,223,000 or $0.22 per diluted share in the third quarter. Our margins continue to be negatively impacted by the cost of metals. We are beginning to see the impact of price increases we implemented in August, although it will take several quarters to affect the broader customer base," said Meeusen.

     Shutdown of French Operation

     The company also announced that it finalized its decision on October 16, 2006 to shut down its subsidiary in Nancy, France. Badger Meter acquired the French subsidiary, MecaPlus Equipements, in June 2002. At the time, MecaPlus was one of Badger Meter's largest customers for automotive fluid meters. MecaPlus purchases lubrication meters and assembles them with other equipment such as oil tanks, hoses, reels and other components, into lubrication systems for use in measuring and dispensing automotive fluids such as oil, grease and transmission fluid. The French operation currently has 41 employees.

     "The performance of the French operations has been disappointing for some time, due to the weak automotive fluid meter market in France and difficulty in gaining acceptance of new products. We explored other options for this business, but in the end, the shutdown and orderly liquidation of the assets was the only viable alternative," said Meeusen.

     "The French subsidiary generates about 5% of total Badger Meter sales, but incurred after tax losses of $2.9 million in calendar 2005 and $6.3 million (including the shutdown charges) for the first nine months of 2006. Without these charges, net earnings and diluted earnings per share would have been $16.2 million and $1.15, respectively, for calendar 2005 and $14.0 million and $0.99 for the first nine months of 2006. While the shutdown will negatively impact net earnings over the short term, we believe this decision is in the best long-term interest of our company and our shareholders," said Meeusen.

     Meeusen said $3.7 million of the estimated $6 to $8 million in charges related to the closing were recognized in the third quarter. "Our goal is to have the shutdown substantially completed by the end of 2006," said Meeusen. Included in the $6 to $8 million range is $2.0 to $3.3 million for increased reserves against current assets, $1.6 to $1.8 million impairment of long-lived assets, and $2.4 to $2.9 million of severance and other exit costs, of which the latter are expected to affect future cash flows. The remaining $3.6 to $5.1 million is expected to be non-cash charges.

     Meeusen said Badger Meter will continue to sell its automotive fluid meters and metering equipment in the U.S. and Europe through its other facilities and distribution channels.

     Summary

     "With the decision on the French subsidiary behind us, we look forward to focusing our time and resources on the faster growing and more profitable areas of our business, such as automatic meter reading," said Meeusen. As part of this strategy, Meeusen noted that the company's new facility in Nogales, Mexico, is now in full production, with the second phase of the expansion scheduled to begin in early 2007. "The new facility has already improved manufacturing efficiency and helped to reduce costs," said Meeusen.

     "We are pleased with the improvement in sales through the first nine months of the year. Aside from the operating losses and shutdown charges related to the French operation, we are hopeful that the downward pressure on copper costs and our price increases will provide some relief on margins in the fourth quarter and beyond. In addition, we are continuing to invest in developing new products and product enhancements to facilitate our future growth," Meeusen added.

     Use of Non-GAAP Financial Information

     To supplement the consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), the company used certain non-GAAP earnings and earnings per share financial information on a pro forma basis. Management believes these non-GAAP financial measures provide useful information by excluding from reported results the effects of the charges associated with the French shutdown and the operating losses from the French operations, both of which will be shown as discontinued operations once the liquidation process is completed. These non-GAAP financial measures are provided because it is believed they provide information about the results from continuing operations and enhance investors' overall understanding of the company's current financial performance. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Reconciliations between GAAP and non-GAAP financial measures are included in this press release.

     About Badger Meter

     Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

     Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the "Company") or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

     -- the continued shift in the Company's business from lower cost, local read meters toward more expensive, value-added automatic meter reading
          (AMR) systems;

     -- the success or failure of newer Company products, including the Orion(R) radio frequency mobile AMR system, the absolute digital encoder (ADE(TM)) and the Galaxy(R) fixed network AMR system;

     -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

     --   the actions (or lack thereof) of the Company's competitors;

     -- changes in the Company's relationships with its alliance partners, primarily its alliance partners that provide AMR connectivity solutions, and particularly those that sell products that do or may compete with the Company's products;

     -- changes in the general health of the United States and foreign economies, including housing starts in the United States and overall industrial activity;

     -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level and resin as a result of increases in petroleum and natural gas prices;

     -- the ability to shut down its French operations in an orderly fashion and to maximize the value of the related assets;

     -- changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;

     --   the loss of certain single-source suppliers; and

     -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

     All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

     Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.


                               BADGER METER, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                         Nine Months Ended September 30,

                                               2006          2005
                                            ------------  ------------
Net sales                                  $186,421,000  $166,058,000
Gross margin                               $ 58,008,000  $ 58,093,000
Earnings before income taxes               $ 16,004,000  $ 19,306,000
Provision for income taxes                 $  8,243,000  $  7,780,000
Net earnings                               $  7,761,000  $ 11,526,000
Earnings per share:
      Basic                                $       0.56  $       0.86
      Diluted                              $       0.55  $       0.82
Shares used in computation of:
      Basic                                  13,831,668    13,458,804
      Diluted                                14,207,310    14,008,537

                        Three Months Ended September 30,

                                               2006          2005
                                            ------------  ------------
Net sales                                  $ 62,980,000  $ 54,194,000
Gross margin                               $ 16,301,000  $ 18,654,000
Earnings before income taxes               $  1,427,000  $  6,096,000
Provision for income taxes                 $  1,946,000  $  2,285,000
Net earnings (loss)                           ($519,000) $  3,811,000
Earnings (loss) per share:
      Basic                                      ($0.04) $       0.28
      Diluted                                    ($0.04) $       0.27
Shares used in computation of:
      Basic                                  13,935,229    13,522,144
      Diluted                                13,935,229    14,194,848



                               BADGER METER, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS



         Assets                   September 30        December 31
-----------------------------
                                      2006                2005
                               ------------------- -------------------
                                  (Unaudited)

Cash                          $         4,281,000 $         4,403,000
Receivables                            41,317,000          30,450,000
Inventories                            32,805,000          31,970,000
Other current assets                    6,075,000           5,741,000
                               ------------------- -------------------
      Total current assets             84,478,000          72,564,000

Net property, plant and
 equipment                             46,175,000          43,870,000
Prepaid pension                        16,370,000          17,726,000
Other long-term assets                  4,857,000           5,127,000
Goodwill                                6,842,000           6,580,000
                               ------------------- -------------------
      Total assets            $       158,722,000 $       145,867,000
                               =================== ===================



Liabilities and Shareholders'
 Equity
-----------------------------


Short-term debt and current
 portion long-term debt       $        25,422,000 $        16,278,000
Payables                               16,142,000          11,484,000
Accrued compensation and
 employee benefits                      5,632,000           6,436,000
Other liabilities                       5,246,000           5,388,000
                               ------------------- -------------------
      Total current
       liabilities                     52,442,000          39,586,000

Deferred income taxes                   6,596,000           6,584,000
Long-term employee benefits
 and other                             11,042,000          10,921,000
Long-term debt                          6,476,000          15,360,000
Shareholders' equity                   82,166,000          73,416,000
                               ------------------- -------------------

      Total liabilities and
       shareholders' equity   $       158,722,000 $       145,867,000
                               =================== ===================



                               BADGER METER, INC.
                    RECONCILIATION BETWEEN GAAP AND PRO FORMA
                                   (Unaudited)
               (in thousands except shares and per share amounts)


                            Three Months   Nine Months   Twelve Months
                                 Ended         Ended         Ended
                            September 30,  September 30, December 31,
                                 2006           2006          2005
                            -------------- ------------- -------------
Net earnings (loss) as
 reported                           ($519)       $7,761       $13,253
French shutdown charges            $3,742        $3,742            $0
Pro forma net earnings
 without French shutdown
 charges                           $3,223       $11,503       $13,253
Adjustment for French
 losses excluding shutdown
 charges                             $582        $2,533        $2,911
Pro forma net earnings
 without French operating
 losses                            $3,805       $14,036       $16,164
Earnings (loss) per share
 as reported under GAAP:
  Basic                            ($0.04)        $0.56         $0.98
  Diluted                          ($0.04)        $0.55         $0.95
Pro forma earnings per
 share without French
 shutdown charges:
  Basic                             $0.23         $0.83         $0.98
  Diluted                           $0.22         $0.81         $0.95
Pro forma earnings per
 share without French
 operating losses:
  Basic                             $0.27         $1.01         $1.20
  Diluted                           $0.27         $0.99         $1.15
Shares used in computation
 of earnings (loss) per
 share as reported under
 GAAP:
  Basic                        13,935,229    13,831,668    13,489,196
  Diluted                      13,935,229    14,207,310    14,022,197
Shares used in computation
 of pro forma earnings per
 share:
  Basic                        13,935,229    13,831,668    13,489,196
  Diluted                      14,356,475    14,207,310    14,022,197


     CONTACT: Badger Meter, Inc.
              Joan C. Zimmer, 414-371-5702